Exhibit 99.1



                              Unocal Corporation
                              2141 Rosecrans Avenue, Suite 4000
                              El Segundo, California 90245

                UNOCAL 76 LOGO

                              NEWS RELEASE

                              Contact:     Barry Lane (Media)
                                           310-726-7731
                                           Robert Wright (Investors)
                                           310-726-7665

     Unocal 2Q 2003 net earnings up 55% from year earlier on higher prices
     ---------------------------------------------------------------------

       El Segundo, Calif. July 29, 2003 - Unocal Corporation (NYSE: UCL) today reported net earnings in the second quarter of $177 million, or 68 cents per share (diluted). This compares with net earnings of $114 million, or 46 cents per share (diluted), in the same period a year ago and $134 million, or 52 cents per share (diluted), in the first quarter 2003.

       Unocal's adjusted after-tax earnings for the second quarter 2003 were $191 million, or 73 cents per share (diluted). This compares with the Thomson/First Call consensus (published July 28, 2003) of 69 cents per share. Unocal's adjusted after-tax earnings were $134 million, or 55 cents per share (diluted), in the second quarter 2002 and $229 million, or 87 cents per share, in the first quarter 2003. Adjusted after-tax earnings are net earnings excluding special items, earnings from discontinued operations and cumulative effects of accounting changes. All of the special items are detailed in the Adjusted After-tax Earnings table.


CONSOLIDATED RESULTS (UNAUDITED)                    2Q          1Q          2Q
                                                  ------------------------------
Millions of dollars except per share amounts       2003        2003        2002
--------------------------------------------------------------------------------
Earnings from continuing operations               $ 169       $ 217       $ 113
Earnings from discontinued operations                 8           -           1
Cumulative effects of accounting changes              -         (83)          -
--------------------------------------------------------------------------------
Net earnings                                        177         134         114
--------------------------------------------------------------------------------
   Less:  Earnings from discontinued operations       8           -           1
   Less:  Cumulative effects of accounting changes    -         (83)          -
   Less:  Special items                             (22)        (12)        (21)
--------------------------------------------------------------------------------
Adjusted after-tax earnings                       $ 191       $ 229       $ 134
================================================================================
DILUTED EARNINGS PER SHARE DATA (UNAUDITED)
Net earnings per share:
   Continuing operations                          $0.65       $0.82       $0.46
   Discontinued operations                         0.03           -           -
   Cumulative effects of accounting changes           -       (0.30)          -
--------------------------------------------------------------------------------
Total net earnings per share                      $0.68       $0.52       $0.46
--------------------------------------------------------------------------------
Adjusted after-tax earnings per share             $0.73       $0.87       $0.55
--------------------------------------------------------------------------------
REVENUES FROM CONTINUING OPERATIONS (UNAUDITED)  $1,620      $1,789      $1,368
================================================================================

Second quarter earnings factors
-------------------------------

       Unocal's second quarter 2003 adjusted after-tax earnings (compared with 2Q 2002) reflected higher natural gas prices, increased liquids prices and higher international liquids and natural gas production.

       The largest contributor to the higher international production was Thailand, where oil-equivalent production was up 10 percent from last year's second quarter. Crude oil and condensate production increased 29 percent, primarily because of de-bottlenecking production from the Yala-Plamuk oil project and higher condensate production from the Pailin Phase 2 project. Quarterly natural gas production increased 5 percent from last year due to increased demand tied to higher electric power needs and reduced volumes from other suppliers. Unocal functions as the "swing producer" in Thailand, providing above-contract minimum volumes when required to meet Thailand's needs. Unocal has routinely produced more than its contract minimums. In early July, Unocal set a new one-day gross production record of 1.36 billion cubic feet, compared with the contract minimum of 1.07 billion. Higher production from Azerbaijan and Bangladesh also contributed to increased international production.

       These positive factors were offset partially by lower North America liquids and natural gas production and higher exploratory land provisions.

       The primary reasons for lower North American production in the second quarter were natural declines and decreased drilling activity. The lower North American production also reflected asset dispositions in the first six months of the year, which accounted for decreases of more than 5,000 barrels of oil-equivalent (BOE) per day.

       Higher exploratory land provisions of $26 million pretax resulted from Unocal's relinquishment of about 45 deepwater Gulf of Mexico blocks before their expiration dates. This reflected the decision to focus its deepwater Gulf of Mexico land position on those OCS blocks that have the best potential.

       Second-quarter total revenues were $1.62 billion, up from $1.37 billion in the second quarter 2002, primarily due to higher commodity prices for natural gas and liquids.

       Administrative and general expense in the second quarter included a $27 million pretax charge as a result of the restructuring program announced in June that is aimed at strengthening Unocal's Lower 48 businesses, realigning its corporate staff and shared resource groups, and improving its balance sheet (see special items detailed in the Adjusted After-tax Earnings table). The higher A&G expense also reflected increased pension-related expenses.

       Unocal's EBITDAX for the second quarter 2003 was $720 million, or $2.65 per share (diluted). This compares with $634 million, or $2.58 per share (diluted), for the same period in 2002. EBITDAX is net earnings before interest, taxes, depreciation, depletion and amortization, asset impairments, exploration expenses, dry hole costs, special items, earnings from discontinued operations and cumulative effects of accounting changes. EBITDAX is commonly used by investors and analysts to facilitate comparison of companies like Unocal that use the "successful efforts" accounting method with other exploration and production companies that use the "full-cost" method.

       Worldwide, Unocal's consolidated net daily production in the second quarter 2003 averaged 463,000 BOE per day, compared with 486,000 BOE per day a year ago.

       Unocal's worldwide average liquids price, including hedging, was $25.36 per barrel, up from $23.25 in the second quarter 2002. The company's average worldwide realized price for natural gas, including hedging, was $3.53 per thousand cubic feet (mcf), compared with $2.87 per mcf a year ago. Hedging activities in the second quarter lowered worldwide liquids realizations by 4 cents per barrel and natural gas realizations by 7 cents per thousand cubic feet.

Six-months results
------------------

       Net earnings for the first six months of 2003 were $311 million, or $1.20 per share (diluted). This compares with $136 million, or 55 cents per share (diluted) for the same period a year ago.

       Unocal's adjusted after-tax earnings for the first six months were $420 million, or $1.60 per share (diluted). This compares with $177 million, or 72 cents per share, for the first six months of 2002. The special items are detailed in the Adjusted After-tax Earnings table included with this news release.

       Total revenues for the year-to-date were $3.41 billion, up from $2.42 billion last year.

                                                             For the Six Months
CONSOLIDATED RESULTS (UNAUDITED)                                Ended June 30,
                                                            --------------------
Millions of dollars except per share amounts                   2003        2002
--------------------------------------------------------------------------------
Earnings from continuing operations                           $ 386       $ 135
Earnings from discontinued operations                             8           1
Cumulative effects of accounting changes                        (83)          -
--------------------------------------------------------------------------------
Net earnings                                                    311         136
--------------------------------------------------------------------------------
   Less:  Earnings from discontinued operations                   8           1
   Less:  Cumulative effects of accounting changes              (83)          -
   Less:  Special items                                         (34)        (42)
--------------------------------------------------------------------------------
Adjusted after-tax earnings                                   $ 420       $ 177
================================================================================
DILUTED EARNINGS PER SHARE DATA (UNAUDITED)
Net earnings per share:
   Continuing operations                                      $1.47       $0.55
   Discontinued operations                                     0.03           -
   Cumulative effects of accounting changes                   (0.30)          -
--------------------------------------------------------------------------------
Total net earnings per share                                  $1.20       $0.55
--------------------------------------------------------------------------------
Adjusted after-tax earnings per share                         $1.60       $0.72
--------------------------------------------------------------------------------
REVENUES FROM CONTINUING OPERATIONS (UNAUDITED)              $3,409      $2,417
================================================================================

       Unocal's EBITDAX for the six months of 2003 was $1.55 billion, or $5.69 per share (diluted), compared with $1.09 billion, or $4.44 per share (diluted), in 2002.

Financial condition
-------------------

       Cash flow from operating activities for the six months ended June 30, 2003, was $1.09 billion, compared with $626 million for the comparable period of 2002.
       Capital spending was $917 million for the six months 2003, versus $830 Million in the same period a year ago.

       Pretax proceeds from asset sales were $125 million in the second quarter, bringing the total for the year to $191 million. Second quarter dispositions included various oil and gas properties, as well as the sale of Unocal's interest in Matador Petroleum (proceeds $80 million).

       The company's total consolidated long-term debt (including current maturities) was $3.0 billion at June 30, 2003, unchanged from year-end 2002. Cash and cash-equivalents were $363 million at June 30, 2003, up from $168 million at December 31, 2002.

       Proceeds from the sale of assets in 2003 will be used mainly to reduce debt and other financings. As part of this program, Unocal paid off the $252 million limited partner interest in Spirit Energy Partners in July. This financing would have been reclassified from minority interest to debt in the third quarter due to a change in accounting rules.

Third quarter 2003 outlook
--------------------------

       For the third quarter 2003, Unocal is forecasting adjusted after-tax earnings of 65 to 75 cents per share (diluted). This forecast compares with the Thomson/First Call consensus (published July 28, 2003) of 64 cents per share for the quarter. The third quarter forecast assumes average NYMEX benchmark prices of $30.00 per barrel of crude oil and $4.95 per million British thermal units (mmBtu) for North America natural gas for the period.

       Unocal's third quarter adjusted after-tax earnings are expected to change 4 cents per share for every $1 change in its average worldwide realized price for crude oil and 2 cents per share for every 10-cent change in its average realized North America natural gas price, excluding the effect of hedging activities. The forecast also assumes pretax dry hole costs in the third quarter of $40 to $50 million.

       The company's current estimate for third quarter 2003 production is between 460,000 and 470,000 BOE per day.

Full-year 2003 outlook
----------------------

       For the full-year 2003, Unocal is forecasting adjusted after-tax earnings of $2.90 to $3.20 per share (diluted). This forecast compares with the Thomson/First Call consensus (published July 28, 2003) of $2.74 per share for the year. The full-year 2003 forecast assumes average NYMEX benchmark prices of $30.40 per barrel of crude oil and $5.45 per mmBtu for North America natural gas.

       Unocal's full-year adjusted after-tax earnings are expected to change 14 cents per share for every $1 change in its average worldwide realized price for crude oil and 7 cents per share for every 10-cent change in its average realized North America natural gas price, excluding the effect of hedging activities.

Unocal has hedges that result in fixed future prices for natural gas as follows:
o        Third quarter 2003: 109 million MMBTU per day at $5.87
o        Fourth quarter 2003: 172 million MMBTU per day at $5.99
o        First quarter 2004: 264 million MMBTU per day at $6.07

       The forecast also assumes pretax dry hole costs of $155 to $185 million and that pretax pension-related expenses will increase over 2002 by approximately $65 to $70 million.

       The company's current estimate for full-year 2003 production is between 470,000 and 480,000 BOE per day. This estimate reflects the sale of Unocal's interest in Matador Petroleum and a one-month delay in the start-up of the West Seno field.

       In June 2003, Unocal announced plans to sell certain E&P assets in the Gulf of Mexico region that would reduce the size of the company's GOM shelf business to approximately 30 fields. This program is designed to create a more profitable and sustainable North American business that would complement Unocal's high-growth international operations. The company believes that the retained U.S. properties could yield additional production at lower finding and development costs.

       The sales could occur later this year and impact Unocal's net production for 2003. The fields currently identified to be sold represent net daily production of about 25,000 to 30,000 BOE.

       Unocal's total actual production for the year could also be impacted by cost recovery volume fluctuations under its various foreign production-sharing contracts due to changes in commodity prices, changes in demand for gas in Thailand and production and exploration performance in the Gulf of Mexico.

       In addition to the anticipated sale of Gulf of Mexico properties, other investments and non-E&P assets are expected to be sold, including rights to the proposed Sarulla geothermal project in Indonesia, for which Unocal expects to receive $60 million in September.

       The third-quarter and full-year adjusted after-tax earnings forecasts exclude special items. Because of the inherent uncertainty related to special items, determining whether or when they will occur and quantifying their dollar impact, Unocal does not forecast net earnings.

About Unocal Corporation
------------------------

       Unocal is one of the world's leading independent natural gas and crude oil exploration and production companies. The company's principal oil and gas activities are in North America and Asia.

Conference call/financial database
----------------------------------

       Unocal will webcast its quarterly earnings conference call Wednesday, July 30, at 9 a.m.

PDT (12 noon. EDT) over the Internet. To listen to the live webcast, go to the Investor Information section of the Unocal web site, www.unocal.com. Replays of the conference call, including questions and answers, will be available.

       Complete detailed financial tables for the second quarter 2003 and the comparable prior periods are available in the "Quarterly Fact Book," which is posted in the Data Warehouse in the Investor Information section of the company's web site. The Quarterly Fact Book is also available upon request from Unocal Investor Relations.
                                    * * * * *
This news release contains certain forward-looking statements about expected adjusted after-tax earnings, production rates, commodity prices, dry hole costs, divestitures and pension costs. These statements are not guarantees of future performance. The statements are based upon Unocal's current expectations and beliefs and are subject to a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Actual results could differ materially as a result of changes in commodity prices; the levels of the company's oil and gas production; the extent of the company's operating cash flow and other capital resources available to fund its capital expenditures; regulatory, geological, operating and economic considerations; and other factors discussed in Unocal's 2002 Annual Report on Form 10-K and subsequent reports filed with the U.S. Securities and Exchange Commission. Unocal undertakes no obligation to update the information in this news release.

Investors are urged to consider closely the disclosure in Unocal's 2002 Annual Report on Form 10-K and other reports filed with the SEC (SEC File No. 1-8483). Copies of the company's SEC filings are available from the company by calling 800-252-2233 or from the SEC by calling 800-SEC-0330. The reports are also available on the Unocal web site, www.unocal.com.

                                    * * * * *

                                      -7-

CONSOLIDATED EARNINGS (UNAUDITED)   For the Three Months      For the Six Months
                                         Ended June 30,           Ended June 30,
                                      ------------------------------------------
Millions of dollars except
   per share amounts                      2003       2002        2003       2002
--------------------------------------------------------------------------------
Revenues
Sales and operating revenues           $ 1,564    $ 1,361     $ 3,339    $ 2,396
Interest, dividends and
   miscellaneous income (loss)               9          8          20         20
Gain (loss) on sales of assets              47         (1)         50          1
--------------------------------------------------------------------------------
      Total revenues                     1,620      1,368       3,409      2,417
Costs and other deductions
Crude oil, natural gas
   and product purchases                   536        428       1,182        723
Operating expense                          325        324         619        623
Administrative and general expense          87         37         138         80
Depreciation, depletion and amortization   255        255         515        479
Asset impairments                            3         21           3         21
Dry hole costs                              10         13          81         41
Exploration expense                         88         61         143        120
Interest expense                            36         43          74         94
Property and other operating taxes          21         18          43         34
Distributions on convertible preferred
   securities of subsidiary trust            8          8          16         16
--------------------------------------------------------------------------------
      Total costs and other deductions   1,369      1,208       2,814      2,231
Earnings from equity investments            53         51          96         88
--------------------------------------------------------------------------------
Earnings from continuing operations before
     income taxes and minority interests   304        211         691        274
--------------------------------------------------------------------------------
Income taxes                               133         95         301        135
Minority interests                           2          3           4          4
--------------------------------------------------------------------------------
Earnings from continuing operations        169        113         386        135
--------------------------------------------------------------------------------
Earnings from discontinued operations        8          1           8          1
Cumulative effects of accounting changes (a) -          -         (83)         -
--------------------------------------------------------------------------------
      Net earnings                       $ 177      $ 114       $ 311      $ 136
================================================================================
Basic earnings per share of common stock (b)
      Continuing operations             $ 0.66     $ 0.46      $ 1.50     $ 0.55
      Net earnings                      $ 0.69     $ 0.46      $ 1.21     $ 0.55
Diluted earnings per share of common stock (c)
      Continuing operations             $ 0.65     $ 0.46      $ 1.47     $ 0.55
      Net earnings                      $ 0.68     $ 0.46      $ 1.20     $ 0.55

Cash dividends declared per share
   of common stock                      $ 0.20     $ 0.20      $ 0.40     $ 0.40
--------------------------------------------------------------------------------

(a)  Net of tax (benefit)                  $ -        $ -       $ (48)       $ -
(b)  Basic weighted average shares
         outstanding  (in thousands)   258,202    244,639     258,103    244,423
(c)  Diluted weighted average shares
         outstanding (in thousands)    272,108    245,865     271,907    245,531

                                      -8-

CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED) At June 30,    At December  31,
Millions of dollars                                  2003                   2002
--------------------------------------------------------------------------------
Assets
Cash and cash equivalents                         $    363              $    168
Other current assets - net                           1,253                 1,207
Investments and long-term receivables - net          1,074                 1,044
Properties - net                                     8,327                 7,879
Goodwill                                               129                   122
Other assets                                           390                   340
--------------------------------------------------------------------------------
   Total assets                                   $ 11,536              $ 10,760
================================================================================

Liabilities and Stockholders' Equity
Current liabilities (a)                           $ 1,895               $  1,632
Long-term debt and capital leases                   2,744                  3,002
Deferred income taxes                                 677                    593
Accrued abandonment, restoration
   and environmental liabilities                      917                    622
Other deferred credits and liabilities                860                    816
Minority interests                                    276                    275

Convertible preferred securities
   of a subsidiary trust                              522                    522

Stockholders' equity                                3,645                  3,298
--------------------------------------------------------------------------------
   Total liabilities and stockholders' equity    $ 11,536              $  10,760
================================================================================

(a)  Includes current portion of LTD of:              232                      6

                                      -9-

CONSOLIDATED CASH FLOWS (UNAUDITED)                       For the Six Months
                                                             Ended June 30,
                                                     ---------------------------
Millions of dollars                                         2003           2002
--------------------------------------------------------------------------------
Cash Flows from Operating Activities
Net earnings                                               $ 311          $ 136
Adjustments to reconcile net earnings to
   net cash provided by operating activities
      Depreciation, depletion and amortization               515            479
      Asset impairments                                        3             21
      Dry hole costs                                          81             41
      Amortization of exploratory leasehold costs             71             45
      Deferred income taxes                                   41            (17)
      Gain on sales of assets (pre-tax)                      (50)            (1)
      Gain on disposal of discontinued operations (pre-tax)  (13)            (2)
      Cumulative effects of accounting changes                83              -
      Other                                                  110            (40)
Working capital and other changes related to operations      (67)           (36)
--------------------------------------------------------------------------------
            Net cash provided by operating activities      1,085            626
--------------------------------------------------------------------------------

Cash Flows from Investing Activities
   Capital expenditures (includes dry hole costs)           (917)          (830)
   Proceeds from sales of assets                             191             45
   Proceeds from sale of discontinued operations               -              2
--------------------------------------------------------------------------------
            Net cash used in investing activities           (726)          (783)
--------------------------------------------------------------------------------

Cash Flows from Financing Activities
   Long-term borrowings                                       79            440
   Reduction of long-term debt
      and capital lease obligations                         (143)          (229)
   Minority interests                                         (3)            (4)
   Proceeds from issuance of common stock                     10             19
   Dividends paid on common stock                           (103)           (98)
   Other                                                      (4)             -
--------------------------------------------------------------------------------
         Net cash provided by (used in)
            financing activities                            (164)           128
--------------------------------------------------------------------------------
Net increase in cash and cash equivalents                    195            (29)
--------------------------------------------------------------------------------
Cash and cash equivalents at beginning of year               168            190
--------------------------------------------------------------------------------
Cash and cash equivalents at end of period                 $ 363          $ 161
================================================================================

                                      -10-

NET EARNINGS AND ADJUSTED AFTER-TAX EARNINGS
BY BUSINESS SEGMENT
(UNAUDITED)
                                     2nd Q 2003              1st Q 2003
                               -------------------------------------------------
                                           Adjusted                 Adjusted
                                 Net      After-Tax       Net       After-Tax
Millions of dollars            Earnings    Earnings (a)  Earnings   Earnings (a)
--------------------------------------------------------------------------------
Exploration & Production
   North America
      U.S. Lower 48 (b)            $ 89           $ 70      $ 111         $ 111
      Alaska                         14             14         15            15
      Canada                          8              6         24            22
   International
      Far East                      116            116        121           121
      Other                          29             29         21            21
Trade                                 4              4         (9)           (9)
Midstream                            18             18         18            18
Geothermal and Power Operations       7              7         12            12
Corporate and Other
      Administrative and General    (22)           (22)       (23)          (23)
      Interest Expense - Net        (28)           (28)       (31)          (31)
      Environmental and Litigation  (28)            (2)       (17)           (3)
      Other (a)                     (38)           (21)       (25)          (25)
--------------------------------------------------------------------------------
After-tax earnings (loss)
      from continuing operations    169            191        217           229
After-tax earnings
      from discontinued operations    8              -          -             -
Cumulative effects
      of accounting changes           -              -        (83)            -
--------------------------------------------------------------------------------
After-tax earnings (loss)         $ 177          $ 191      $ 134         $ 229
================================================================================

(a)  For a reconciliation to net earnings, see the Adjusted After-Tax
        Earnings table.
(b)  Includes earnings (loss) from:
          Onshore / Shelf           118             99        142           142
          Deep water                (29)           (29)       (31)          (31)

                                      -11-

NET EARNINGS AND ADJUSTED AFTER-TAX EARNINGS
BY BUSINESS SEGMENT
(UNAUDITED)
                                       2nd Q 2003            2nd Q 2002
                               -------------------------------------------------
                                           Adjusted                 Adjusted
                                 Net      After-Tax       Net       After-Tax
Millions of dollars            Earnings    Earnings (a)  Earnings   Earnings (a)
--------------------------------------------------------------------------------
Exploration & Production
   North America
      U.S. Lower 48 (b)            $ 89           $ 70       $ 20          $ 32
      Alaska                         14             14         (5)           (5)
      Canada                          8              6          6             2
   International
      Far East                      116            116        113           113
      Other                          29             29         12            12
Trade                                 4              4          1             1
Midstream                            18             18         23            23
Geothermal and Power Operations       7              7         14            14
Corporate and Other
      Administrative and General    (22)           (22)       (19)          (19)
      Interest Expense - Net        (28)           (28)       (28)          (28)
      Environmental and Litigation  (28)            (2)       (13)           (2)
      Other (a)                     (38)           (21)       (11)           (9)
--------------------------------------------------------------------------------
After-tax earnings (loss)
      from continuing operations    169            191        113           134
After-tax earnings
      from discontinued operations    8              -          1             -
--------------------------------------------------------------------------------
After-tax earnings (loss)         $ 177          $ 191      $ 114         $ 134
================================================================================

(a)  For a reconciliation to net earnings, see the Adjusted After-Tax
        Earnings table.
(b)  Includes earnings (loss) from:
          Onshore / Shelf           118             99         29            41
          Deep water                (29)           (29)        (9)           (9)

                                      -12-

NET EARNINGS AND ADJUSTED AFTER-TAX EARNINGS
BY BUSINESS SEGMENT
(UNAUDITED)                                 For the Six Months
                                               Ended June 30,
                              --------------------------------------------------
                                 2003           2003       2002          2002
                              --------------------------------------------------
                                            Adjusted                 Adjusted
                                 Net       After-Tax       Net       After-Tax
Millions of dollars            Earnings    Earnings (a)  Earnings   Earnings (a)
--------------------------------------------------------------------------------
Exploration & Production
   North America
      U.S. Lower 48 (b)           $ 200          $ 181       $ 24          $ 33
      Alaska                         29             29        (11)          (11)
      Canada                         32             28         (3)           (3)
   International
      Far East                      237            237        203           203
      Other                          50             50         24            24
Trade                                (5)            (5)         2             2
Midstream                            36             36         42            42
Geothermal and Power Operations      19             19         20            20
Corporate and Other
      Administrative and General    (45)           (45)       (43)          (43)
      Interest Expense - Net        (59)           (59)       (65)          (65)
      Environmental and Litigation  (45)            (5)       (36)           (3)
      Other (a)                     (63)           (46)       (22)          (22)
--------------------------------------------------------------------------------
After-tax earnings (loss)
      from continuing operations    386            420        135           177
After-tax earnings
      from discontinued operations    8              -          1             -
Cumulative effects
   of accounting changes            (83)             -          -             -
--------------------------------------------------------------------------------
After-tax earnings (loss)         $ 311          $ 420      $ 136         $ 177
================================================================================

(a)  For a reconciliation to net earnings, see the Adjusted After-Tax
        Earnings table.
(b)  Includes earnings (loss) from:
          Onshore / Shelf           260            241         42            51
          Deep water                (60)           (60)       (18)          (18)

                                      -13-


OPERATING HIGHLIGHTS                    For the Three Months For the Six Months
                                            Ended June 30,      Ended June 30,
                                       -----------------------------------------
                                             2003      2002      2003      2002
--------------------------------------------------------------------------------
North America Net Daily Production
  Liquids (thousand barrels)
     U.S. Lower 48 (a) (b)                      44        54        46        55
     Alaska                                     23        25        22        25
     Canada                                     17        17        17        18
--------------------------------------------------------------------------------
          Total liquids                         84        96        85        98
  Natural gas - dry basis (million cubic feet)
     U.S. Lower 48 (a) (b)                     652       766       678       754
     Alaska                                     67        77        64        89
     Canada                                     86        92        91        91
--------------------------------------------------------------------------------
          Total natural gas                    805       935       833       934
North America Average Prices (excluding hedging activities) (c)
  Liquids (per barrel)
     U. S. Lower 48                        $ 26.02   $ 23.49   $ 28.11   $ 20.95
     Alaska                                $ 27.46   $ 24.74   $ 31.34   $ 21.99
     Canada                                $ 23.52   $ 21.92   $ 26.05   $ 19.15
          Average                          $ 25.93   $ 23.56   $ 28.48   $ 20.89
  Natural gas (per mcf)
     U. S. Lower 48                         $ 5.01    $ 3.12    $ 5.66    $ 2.68
     Alaska                                 $ 1.20    $ 1.57    $ 1.20    $ 1.57
     Canada                                 $ 5.13    $ 3.03    $ 5.40    $ 2.54
          Average                           $ 4.69    $ 2.98    $ 5.27    $ 2.55
--------------------------------------------------------------------------------
North America Average Prices (including hedging activities) (c)
  Liquids (per barrel)
     U. S. Lower 48                        $ 25.84   $ 23.48   $ 27.22   $ 21.01
     Alaska                                $ 27.46   $ 24.74   $ 31.34   $ 21.99
     Canada                                $ 23.52   $ 21.92   $ 26.05   $ 19.15
          Average                          $ 25.84   $ 23.56   $ 27.99   $ 20.92
  Natural gas (per mcf)
     U. S. Lower 48                         $ 4.86    $ 3.12    $ 5.23    $ 2.80
     Alaska                                 $ 1.20    $ 1.57    $ 1.20    $ 1.57
     Canada                                 $ 4.79    $ 2.97    $ 5.07    $ 2.62
          Average                           $ 4.53    $ 2.97    $ 4.89    $ 2.66
--------------------------------------------------------------------------------

(a)  Includes proportional interests in production of equity investees.
(b)  Includes minority interests of :
                                   Liquids       1         9         1         9
                               Natural gas      11        98        10        98
                    Barrels oil equivalent       3        25         2        25
(c) Excludes gains/losses on derivative positions not accounted for as hedges and ineffective portions of hedges.

                                      -14-

OPERATING HIGHLIGHTS (CONTINUED)       For the Three Months  For the Six Months
                                             Ended June 30,      Ended June 30,
                                       -----------------------------------------
                                             2003      2002      2003      2002
--------------------------------------------------------------------------------
International Net Daily Production (d)
  Liquids  (thousand barrels)
     Far East                                   59        54        57        53
     Other (a)                                  20        20        21        20
--------------------------------------------------------------------------------
          Total liquids                         79        74        78        73
  Natural gas - dry basis (million cubic feet)
     Far East                                  911       883       890       852
     Other (a)                                  89        79       100        78
--------------------------------------------------------------------------------
          Total natural gas                  1,000       962       990       930
International Average Prices (e)
  Liquids (per barrel)
     Far East                              $ 24.78   $ 22.50   $ 27.06   $ 20.95
     Other                                 $ 25.16   $ 23.91   $ 27.11   $ 23.03
          Average                          $ 24.90   $ 22.84   $ 27.07   $ 21.43
  Natural gas (per mcf)
     Far East                               $ 2.74    $ 2.78    $ 2.75    $ 2.70
     Other                                  $ 2.89    $ 2.79    $ 2.86    $ 2.64
          Average                           $ 2.76    $ 2.78    $ 2.76    $ 2.69
--------------------------------------------------------------------------------
Worldwide Net Daily Production (a) (b) (d)
  Liquids  (thousand barrels)                  163       170       163       171
  Natural gas-dry basis (million cubic feet) 1,805     1,897     1,823     1,864
  Barrels oil equivalent (thousands)           463       486       467       482

Worldwide Average Prices (excluding hedging activities) (c)
  Liquids (per barrel)                     $ 25.40   $ 23.26   $ 27.80   $ 21.11
  Natural gas (per mcf)                     $ 3.60    $ 2.87    $ 3.88    $ 2.62

Worldwide Average Prices (including hedging activities) (c) (e)
  Liquids (per barrel)                     $ 25.36   $ 23.25   $ 27.54   $ 21.13
  Natural gas (per mcf)                     $ 3.53    $ 2.87    $ 3.71    $ 2.68
--------------------------------------------------------------------------------

(a)  Includes proportional interests in production of equity investees.
(b)  Includes minority interests of :
                                   Liquids       1         9         1         9
                               Natural gas      11        98        10        98
                    Barrels oil equivalent       3        25         2        25
(c) Excludes gains/losses on derivative positions not accounted for as hedges and ineffective portions of hedges.
(d) International production is presented utilizing the economic interest method.
(e)  International did not have any hedging activities.

                                      -15-

ADJUSTED AFTER-TAX EARNINGS(UNAUDITED) For the Three Months   For the Six Months
                                          Ended June 30,        Ended June 30,
                                       -----------------------------------------
Millions of dollars except
per share amounts                         2003       2002       2003       2002
--------------------------------------------------------------------------------
Net earnings                              $177      $ 114      $ 311      $ 136
--------------------------------------------------------------------------------
Less:
 Earnings from discontinued operations       8          1          8          1
 Cumulative effects of accounting changes    -          -        (83)         -
--------------------------------------------------------------------------------
Earnings from continuing operations        169        113        386        135
--------------------------------------------------------------------------------
Less: Special items
 E&P - North America - U.S. Lower 48
  Asset sales                               20          -         20          2
   Environmental and litigation
      provisions                            (1)         -         (1)         1
   Restructuring                             -        (12)         -        (12)
 E&P - North America - Canada
   Trading derivatives -- non-hedging        2          4          4          -
 Corporate & Other
   Environmental and litigation
      provisions                           (26)       (13)       (40)       (35)
   Insurance settlements                     -          -          -          2
   Restructuring                           (17)         -        (17)         -
--------------------------------------------------------------------------------
Total special items                        (22)       (21)       (34)       (42)
--------------------------------------------------------------------------------
     Adjusted after-tax earnings         $ 191      $ 134      $ 420      $ 177
================================================================================
     Adjusted after-tax diluted
       earnings per share               $ 0.73     $ 0.55     $ 1.60     $ 0.72
================================================================================

The preceding table reconciles adjusted after-tax earnings to net earnings. Special items represent certain significant matters which positively or negatively impact net earnings that management determines to be not representative of the company's ongoing operations. Examples of such items which have generally been excluded in determining adjusted after-tax earnings include: gain/loss from major asset sales; environmental remediation costs primarily related to inactive, closed or previously owned company facilities and third party sites; costs or settlements associated with major restructuring plans; litigation settlement costs primarily associated with former company operations or closed/inactive facilities; significant asset impairments due to changes in commodity prices; material damage to company facilities or operations due to fire, explosion, earthquakes, storms or other 'acts of god' not covered by insurance; certain costs associated with major acquisitions including litigation and significant trading derivatives; insurance recoveries associated with former company operations or for costs incurred in prior years. Other companies may define special items differently; hence, we cannot assure that adjusted after-tax earnings are comparable with similarly titled amounts reported by other companies.

EBITDAX (UNAUDITED)                   For the Three Months   For the Six Months
                                          Ended June 30,        Ended June 30,
                                      ------------------------------------------
Millions of dollars except
per share amounts                         2003       2002       2003       2002
--------------------------------------------------------------------------------
Net Earnings                             $ 177      $ 114      $ 311      $ 136
Less:
 Earnings from discontinued operations       8          1          8          1
 Cumulative effects of accounting changes    -          -        (83)         -
 Special items                             (22)       (21)       (34)       (42)
--------------------------------------------------------------------------------
Adjusted after-tax earnings                191        134        420        177
Add-backs to adjusted after-tax earnings:
 Depreciation, depletion and amortization  255        255        515        479
 Asset impairments                           3         21          3         21
 Dry hole costs                             10         13         81         41
 Exploration expenses (including
   amortization of undeveloped
   leasehold costs)                         88         61        143        120
      Current income taxes                 100         90        238        152
      Deferred income taxes                 37         17         74          7
      Interest expense (a)                  36         43         74         94
--------------------------------------------------------------------------------
         EBITDAX                         $ 720      $ 634     $1,548     $1,091
================================================================================
EBITDAX per share (diluted)             $ 2.65     $ 2.58     $ 5.69     $ 4.44

(a)  Net of capitalized interest of:        19         10         35         19

                                      #####